EXHIBIT 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of August 31, 2009, by and between The Wood Energy Group, Inc., a Missouri corporation (“Employer”), and Greg Smith, an individual residing at 2016 Kingspointe Drive, Chesterfield, Missouri 63005 (“Employee”).

RECITALS:

Employer desires to offer Employee an opportunity to work for Employer as its president upon the terms and conditions hereinafter set forth, and Employee desires to accept such offer.  Accordingly, the parties agree as follows:

1.           EMPLOYMENT.  Employer hereby employs Employee and Employee agrees to be employed by Employer as president, or in such other role to which the parties jointly agree, for an initial five year term commencing on the date of this Agreement and terminating on August 31, 2014 (the “Employment Period”).  At least 90 days prior to the end of the Employment Period, the parties shall consider the extension of the Employment Period, and shall memorialize, in writing, any agreement reached related thereto.

2.           COMPENSATION.  During the Employment Period, Employee shall receive as compensation:

(a)           Salary at the annual rate of $150,000, payable not less frequently than semi-monthly;

(b)           The right to participate in all corporate employee benefit programs offered to senior executives of Employer or B.H.I.T. Inc., Employer’s parent company (“BHIT”), such as health insurance, life insurance and retirement plans; and

(c)           An opportunity to earn an annual bonus based upon goals to be established annually by the Board of Directors of BHIT (the “Board”) and which will be, in large measure, tied to the growth of Employer’s earnings before interest, taxes, depreciation and amortization, or EBITDA.

(d)           An opportunity to receive BHIT equity compensation as determined by the Board.

(e)           It is understood and agreed that the compensation set forth in this section includes all of the compensation to be paid to Employee hereunder and that Employee has agreed to forego any other compensation, benefits and perquisites, including those he had received in his position as president of Employer’s predecessor in the operation of the business of Employer.

3.           DUTIES.  During the Employment Period, Employee shall report to the Board, who shall be entitled to establish the duties and responsibilities of Employee hereunder, consistent with his title, and to modify the foregoing from time to time.

4.           TERMINATION.

(a)           The employment of Employee pursuant to this Agreement shall terminate automatically and without further action or liability of either party other than as provided for in this Agreement upon (i) the death of Employee, (ii) Employee’s resignation, or (iv) the termination of Employee’s employment by Employer.

(b)           Employer may elect to terminate Employee’s employment for any reason.  In the event of a termination which is not for “Cause,” Employer shall pay severance to Employee, at a rate equal to Employee’s then current annual salary for six months, or for such shorter period as remains in the Employment Period (the “Severance Pay”).  The Severance Pay shall be paid in installments, in accordance with Employer’s payroll procedures as in effect on the date of this Agreement during the six month period following the date of such termination of employment.  The Severance Pay is intended by the parties to be in settlement of any and all claims of Employee arising out of or related to Employee’s employment with Employer, including, without limitation, the termination of such employment, any express or implied employment agreement, this Agreement, or the breach thereof (collectively, “Employment Claims”).  In consideration of such payment, and as a condition precedent to its delivery, Employee shall enter into an agreement, in a form satisfactory to Employer, pursuant to which Employee shall release and waive any and all Employment Claims against Employer, and covenant not to sue Employer in connection with any Employment Claim (the “Release and Severance Waiver”).

(c)           Employee shall be terminated for “Cause” if the termination is because of any of the following: (i) Employee engaging in fraud, misappropriation of funds, embezzlement or like conduct committed against Employer or a customer or supplier of Employer, (ii) Employee being convicted (or entering a plea of nolo contendere) of a crime involving dishonesty or moral turpitude, (iii) Employee engaging in any act of sexual misconduct at or in connection with work, including sexual harassment, (iv) Employee’s alcohol or drug abuse, (v) Employee’s appropriation of one or more business opportunities of Employer without the prior written consent of the Board, or other breach of the common law duty of loyalty, (vi) Employee’s gross negligence which results in material harm to Employer, (vii) Employee failing to fulfill the duties and responsibilities of his job, after notice and an opportunity to cure such failure, and (viii) Employee violating, in a material respect, any provision of this Agreement.  In the event of such a termination for Cause, Employer shall have no further obligation to Employee pursuant to this Agreement after the date of termination other than for the payment of compensation earned by Employee prior to the date of termination and not yet paid.

5.           COVENANTS AGAINST COMPETITION.  Employee recognizes and acknowledges that (i) the principal business of Employer is railroad tie reclamation and disposal (the “Company Business”); and (ii) the work of Employee for Employer has brought Employee and will continue to bring him into close contact with many confidential affairs not readily available to the public.  Accordingly, Employee covenants and agrees that:

(a)           Non-Compete.  During the Employment Period and for two years following the termination of Employee’s employment hereunder, however caused, Employee shall not, directly or indirectly, compete with Employer or any affiliate of Employer in any manner, on behalf of himself or any other person, firm, business, corporation or other entity (each such other person, firm, business or other entity being referred to hereinafter as a “Person”), including, without limitation, that Employee shall not (i) engage in the Company Business for his own account; (ii) except for employment of Employee by Employer or an affiliate of Employer, enter the employ of, or render any services to, any Person engaged in the Company Business; or (iii) become interested in any Person engaged in the Company Business (other than Employer) as an owner, partner, shareholder, officer, director, licensor, licensee, principal, agent, employee, trustee, consultant or in any other relationship or capacity; provided, however, that Employee may own, directly or indirectly, solely as an investment, securities of BHIT or any corporation which is traded on any national securities exchange if he (A) is not a controlling person of, or a member of a group which controls, such corporation, or (B) does not, directly or indirectly, own 1% or more of any class of securities of such corporation.

(b)           Non-Solicitation of Customers.  In addition to the covenants of non-competition set forth in subparagraph (a) above, during the Employment Period and for two years following the termination of Employee’s employment with Employer, however caused, Employee shall not, directly or indirectly, on behalf of himself or any Person, solicit the business of any “Customer” (as hereinafter defined) of Employer or any affiliate of Employer, or request or instigate any Customer to withdraw, diminish, curtail or cancel any of its business with Employer.  For purposes of this Agreement, “Customer” shall mean any Person with whom Employer or any affiliate of Employer has had material dealings during any part of the term of Employee’s employment with Employer, and includes, without limitation, any Person with whom Employer or any affiliate of Employer is doing business, or any Person who has been actively solicited for business by Employer or any affiliate of Employer or its agent and such solicitation is ongoing, as of the date of the termination of Employee’s employment.

(c)           Confidential Information.  Employee recognizes and acknowledges that confidential information, including, without limitation, information, knowledge or data (i) of a technical nature such as but not limited to methods, know-how, formulae, compositions, processes, discoveries, machines, inventions, products, product specifications, computer programs and similar items or research projects, and trade secrets of Employer and Employer’s affiliates; (ii) of a business nature such as but not limited to information about cost, purchasing, profits, market, sales or Customers, including lists of Customers, and the financial condition of Employer; (iii) pertaining to future developments such as but not limited to research and development or future marketing or merchandising; and (iv) all other matters which Employer treats as confidential (the items described above being referred to collectively hereinafter as “Confidential Information”), are valuable, special and unique assets of Employer and Employer’s affiliates.  Employee shall at all times keep secret and retain in strictest confidence, and shall not use for the benefit of himself or others except in connection with the business and affairs of Employer, any and all Confidential Information learned by Employee before or after the date of this Agreement, and shall not disclose such Confidential Information to anyone outside of Employer either during or after employment by Employer, except as required in the course of performing duties of his employment with Employer, without the express written consent of Employer or as required by law.

(d)           Property of Employer.  Employee agrees to deliver promptly to Employer all drawings, blueprints, manuals, letters, notes, notebooks, reports, sketches, formulae, computer programs and files, memoranda, Customer lists and all other materials relating in any way to the Company Business and in any way obtained by Employee during the period of his employment with Employer which are in his possession or under his control, and all copies thereof, (i) upon termination of Employee’s employment with Employer, or (ii) at any other time at Employer’s request.  Employee further agrees that he will not make or retain any copies of any of the foregoing and will so represent to Employer upon termination of his employment.

(e)           Employees of Employer.  During the Employment Period and for two years following the termination of Employee’s employment with Employer, however caused, Employee shall not, directly or indirectly, hire, solicit or encourage to leave the employment of Employer or its affiliates any employee of Employer or its affiliates, or hire any such employee who has left the employment of Employer or its affiliates within one year of the termination of such employee’s employment with Employer or its affiliates.

(f)           Tolling.  In the event of Employee’s breach of subparagraph (a), (b) or (e) of this paragraph 5, the running of the period of time of the restriction set forth therein shall be automatically tolled (i.e., no part of that period shall expire) from and after the date of the first such breach.

(g)           Remedies.  Employee agree that there is no adequate remedy at law, and that money damages would not be a sufficient remedy, for any breach of this paragraph 5, and that Employer shall be entitled to specific performance (including but not limited to an injunction) as a remedy for any such breach, without having to post a bond or prove actual damages.  Specific performance shall not be deemed to be the exclusive remedy for any breach of this paragraph 5 but shall be in addition to all other remedies provided by law or equity.  Employee agree that Employee shall indemnify and hold Employer and its members, managers, officers, employees, agents and representatives harmless from and against all actions, claims, liabilities, damages, expenses and costs (including reasonable legal fees) that any of them may sustain, incur or expend as a result of any breach by Employee of this paragraph 5.  Without limiting the generality of the foregoing, in the event that Employer takes legal proceedings to enforce the provisions of this paragraph 5 and Employee are found to be in violation of its terms, Employee shall reimburse Employer for the legal fees and disbursements Employer incurs in such proceedings.

(h)           Blue-Pencilling.  If any court determines that any of the covenants set forth in this paragraph 5, or any part thereof, is unenforceable because of the scope, duration and/or geographical area covered by such provision, such court shall have the power to reduce the scope, duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

6.           NON-ASSIGNMENT.  This Agreement is a personal services contract and it is expressly agreed that the rights and interests of Employee and Employer hereunder may not be sold, transferred, assigned, pledged or hypothecated; provided, however, that Employer may assign its rights and obligations hereunder to any entity which acquires a substantial part of the assets or equity of Employer, or to any entity affiliated with Employer, whether presently existing or formed after the date hereof.

7.           SEVERABILITY.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

8.           EFFECT OF CAPTIONS.  The captions in this Agreement are included for convenience only and shall not in any way effect the interpretation or construction of any provision hereof.

9.           REMEDIES CUMULATIVE; NO WAIVER.  All remedies specified herein or otherwise available shall be cumulative and in addition to any and every other remedy provided hereunder or now or hereafter available.  No waiver or failure (intentional or unintentional) to act with respect to any breach or default hereunder shall be deemed to be a waiver with respect to any subsequent breach or default, whether of a similar or different nature.

10.        NOTICES.  All notices, requests, demands, applications, services of process, and other communications which are required to be or may be given under this Agreement shall be deemed to have been duly given if personally delivered, if sent by facsimile transmission, or if mailed via certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the address set forth in the first paragraph of this Agreement, or to such other address as a party shall furnish to the other by notice given in accordance with this paragraph.

11.        GOVERNING LAW; JURISDICTION: LIMITATIONS ON FILING ACTIONS.  This Agreement shall be governed by and construed in accordance with the substantive law of the State of Florida.  The parties intend to and hereby do confer jurisdiction upon the courts of any jurisdiction within the State of Florida to determine any dispute arising out of or related to this Agreement, including the enforcement and the breach hereof.  The parties agree that any claim arising out of or related to this Agreement, or the breach hereof, must be filed within one year after the date of the alleged breach and that any claim which is not filed within such one year period is waived, and that any statute of limitations to the contrary is hereby waived.

12.        SECTION 409A.

(a)           To the extent applicable, this Agreement shall be interpreted, construed and administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, each as in effect from time to time (collectively, “Section 409A”).

(b)           To ensure compliance with Section 409A, Employer shall pay any salary amount payable under paragraph 2(a) and any bonus amount payable under paragraph 2(c) on a date no later than the later of the fifteenth day of the third month following the end of Employer’s or Employee’s  taxable year in which the amount was earned and accrued.

(c)           Notwithstanding anything to the contrary in this Agreement, Employer shall be under no obligation to provide the Severance Pay described in paragraph 4(b) of this Agreement unless Employee shall have executed the Release and Severance Waiver (and the applicable revocation period shall have expired) within 55 days following the date of Employee’s termination of employment.  The payment of the amounts payable under paragraph 4(b) shall begin no later than 60 days following the date of termination of employment in accordance with paragraph 4(b) above.

(d)           For purposes of Section 409A (including, without limitation, for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2)(iii)), Employee’s  right to receive the installment payments described in paragraph 4(b) above shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.

(e)           Notwithstanding anything herein to the contrary, to the extent any of the amounts payable under paragraph 4(b) above are treated as non-qualified deferred compensation subject to Section 409A, then no portion of such amounts shall be payable to Employee unless Employee’ termination of employment constitutes a “separation from service,” as defined in U.S. Treasury Regulation Section 409A-1(h) (and any successor provision thereto).

(f)           To the maximum extent permitted by applicable law, the amounts payable to Employee under this Agreement shall be made in reliance upon U.S. Treasury Regulation Section 1.409A-1(b)(9) (with respect to separation pay plans) or U.S. Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals).

13.        ENTIRE AGREEMENT.  This Agreement embodies the entire agreement and understanding between Employer and Employee and supersedes all prior agreements and understandings relating to the subject matter hereof.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands on the date first hereinabove mentioned.

The Wood Energy Group, Inc.

/s/ Gary O. Marino
By Gary O. Marino, Chief Executive Officer

/s/ Greg Smith
Greg Smith